Exhibit 99

FOR IMMEDIATE RELEASE

Media contact: Julie H. Craven

507-437-5345

media@hormel.com

Investor relations contact: Jana L. Haynes
507-437-5248
jlhaynes@hormel.com

Hormel Foods to Acquire Applegate

Company’s largest deal

AUSTIN, Minn., (May 26, 2015) – Hormel Foods Corporation (NYSE: HRL) today announced that it has entered into a definitive agreement to acquire Applegate Farms, LLC (“Applegate”), owner of the Applegate® brand, the No. 1 brand in the natural and organic value-added prepared meats category. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals in the United States, and is expected to close within 60 days.

“A growing number of consumers are choosing natural and organic products. This deal allows us to expand the breadth of our protein offerings to provide consumers more choice,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods. “The Applegate team has built a great brand, and consumers can rest assured there will not be any changes to the way Applegate meats are raised and produced. Together, we can provide a faster path to expanded offerings in this high-growth category.”

Applegate will operate autonomously as a standalone subsidiary in the company’s Refrigerated Foods segment. Applegate has 100 employees located primarily in Bridgewater, New Jersey, and the company will be managed by this core Applegate team plus a few new folks from the parent company who will relocate to Bridgewater. Applegate has strategic relationships with a diverse set of manufacturers and processors who draw from approximately 1,800 family farms.

“Over the last 28 years Applegate has brought transparency and clean ingredients to American favorites and classics like hot dogs, bacon and deli meat,” said Stephen McDonnell, Applegate founder and long-time CEO. “It was my mission from the start to change the way we think about meat – how it’s raised and produced – and this agreement is definitely a continuation of that mission.”

Applegate 2015 annual sales are expected to be about $340 million. The purchase price is approximately $775 million. Including estimated deal costs and fair value adjustments, the deal is projected to be neutral to Hormel Foods earnings per share in fiscal 2015, and accretive by approximately 7 to 8 cents per share in fiscal 2016. Hormel Foods expects this acquisition to be accretive to company growth targets.

Credit Suisse is serving as exclusive financial advisor to Hormel Foods in connection with this transaction. The selling shareholders are Stephen McDonnell and Swander Pace Capital.

For more information on Applegate, please visit http://www.applegate.com/.

CONFERENCE CALL

A conference call will be webcast at 7:15 a.m. ET on Wednesday, May 27, 2015. Access is available at www.hormelfoods.com. The call will also be available via telephone by dialing 800-723-6498 and providing the access code 5821125. An audio replay is available by calling 888-203-1112 and entering access code 5821125. The audio replay will be available beginning at 10:15 a.m. ET on Wednesday, May 27, 2015, through 10:15 a.m. ET on Wednesday, June 10, 2015. The webcast replay will be available at 10:15 a.m. ET, Wednesday, May 27, 2015, and will remain on our website for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods was also recognized as a 2015 Military Friendly Employer by G.I. Jobs magazine, on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied, whether and when the transaction will close, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the transaction.  Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 29-36 in the company’s Form 10-Q for the fiscal quarter ended January 25, 2015.  The company’s Form 10-Q can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”